Exhibit 99.1
FOR IMMEDIATE RELEASE

Contacts:
Nick Nottoli                Allister Gobin
Media Relations          Investor Relations
(847) 402-5600                (847) 402-2800

Allstate Reports First Quarter 2025 Results

NORTHBROOK, Ill., April 30, 2025 – The Allstate Corporation (NYSE: ALL) today reported financial results for the first quarter of 2025.
"Allstate’s strategy, operational excellence and risk management practices generated strong first quarter results, despite unprecedented severe weather,” said Tom Wilson, Chair, President and CEO of The Allstate Corporation. “Revenues increased to $16.5 billion, a 7.8% increase over the prior year, with growth in policies in force of 6.7% to 211 million. Net income was $566 million, lower than last year, as a record $3.3 billion of gross catastrophe losses were partially offset by $1.1 billion of reinsurance recoveries in the quarter. Adjusted net income* was $949 million, or $3.53 per diluted share.”
“Transformative Growth gained momentum with strong underlying insurance profitability and sequential growth in auto and homeowners insurance policies in force. Proactive investment management supported enterprise risk and return objectives including the generation of $854 million of net investment income for the quarter. Protection Plans continues to grow in the U.S and internationally with revenues up 16.4% over the prior year. Closing the sale of the Employer Voluntary Benefits business on April 1 for $2.0 billion further strengthens capital. Allstate has the capabilities, brand, distribution and resources to increase Property-Liability market share and expand protection provided to customers,” concluded Wilson.

First Quarter 2025 Results
•Total revenues of $16.5 billion in the first quarter of 2025 were $1.2 billion or 7.8% higher than the prior year quarter.
•Net income applicable to common shareholders was $566 million in the first quarter of 2025 compared to $1.2 billion in the prior year quarter, primarily driven by elevated catastrophe losses in the quarter.
•Adjusted net income* was $949 million, or $3.53 per diluted share, compared to $1.4 billion in the prior year quarter.
•Adjusted net income return on common shareholders equity* of 23.7%, significantly higher than prior year.

Exhibit 99.1

The Allstate Corporation Consolidated Highlights
	As of or for the three months ended March 31,
($ in millions, except per share data and ratios)	2025		2024	% / pts Change
Consolidated revenues	$16,452		$15,259	7.8%
Net income applicable to common shareholders	566		1,189	(52.4)%
per diluted common share	2.11		4.46	(52.7)%
Adjusted net income*	949		1,367	(30.6)%
per diluted common share*	3.53		5.13	(31.2)%
Return on Allstate common shareholders’ equity (trailing twelve months)
Net income applicable to common shareholders	21.4%		7.6%	13.8
Adjusted net income*	23.7%		11.3%	12.4
Common shares outstanding (in millions)	265.1		263.9	0.5%
Book value per common share	$74.61		$62.27	19.8%

Property-Liability insurance premiums earned	14,027		12,900	8.7%
Property-Liability combined ratio
Recorded	97.4		93.0	4.4
Underlying combined ratio*	83.1		86.9	(3.8)
Catastrophe losses	$2,202	(1)	$731	NM
Total policies in force (in thousands)	210,589		197,326	6.7%
(1)Net of reinsurance recoveries of $1.1 billion; gross losses before reinsurance recoveries and reinstatement premiums were $3.3 billion.
*     Measures used in this release that are not based on accounting principles generally accepted in the United States of America (“non-GAAP”) are denoted with an asterisk and defined and reconciled to the most directly comparable GAAP measure in the “Definitions of Non-GAAP Measures” section of this document.
NM = not meaningful
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•Property-Liability earned premiums of $14.0 billion increased 8.7% in the first quarter of 2025 compared to the prior year quarter, primarily driven by higher average premiums. Underwriting income was $360 million compared to $898 million in the prior year quarter, reflecting the impact of increased catastrophe losses.

Property-Liability Results
	As of or for the three months ended March 31,
($ in millions)	2025	2024	% / pts Change
Premiums written	$14,297	$13,183	8.5%
Premiums earned	14,027	12,900	8.7%
Policies in force (in thousands)	37,712	37,693	0.1%
Underwriting income	360	898	(59.9)%
Recorded combined ratio	97.4	93.0	4.4
Underlying combined ratio*	83.1	86.9	(3.8)
◦Premiums written increased 8.5% compared to the prior year quarter driven by rate increases.

◦Property-Liability combined ratio was 97.4 for the quarter which was 4.4 points above the prior year quarter primarily due to higher catastrophe losses partially offset by higher average earned premiums and favorable non-catastrophe prior year reserve reestimates.

Exhibit 99.1
◦Allstate Protection auto insurance generated attractive margins and strong new business growth across all distribution channels.

Allstate Protection Auto Results
	As of or for the three months ended March 31,
($ in millions, except ratios)	2025	2024	% / pts Change
Premiums written	$9,848	$9,357	5.2%
Premiums earned	9,347	8,778	6.5%
Underwriting income	816	351	132.5%
Policies in force (in thousands)	25,100	25,207	(0.4)%
Recorded combined ratio	91.3	96.0	(4.7)
Underlying combined ratio*	91.2	95.1	(3.9)

◦Written and earned premiums grew 5.2% and 6.5% compared to the prior year quarter, respectively. The increase was driven by rate increases, partially offset by a slight decline in policies in force of 0.4%, as a 31.2% increase in new business applications was offset by lower retention.

◦Auto rate increases result in an annualized premium impact of 1.4% in the first quarter.

◦The recorded auto insurance combined ratio of 91.3 in the first quarter of 2025 was 4.7 points below the prior year quarter, reflecting favorable physical damage loss costs and favorable prior year reserve releases.

◦Prior year non-catastrophe reserve reestimates were favorable $238 million in the first quarter, a 2.5 point combined ratio impact, reflecting improvement in physical damage severity trends.

◦Allstate Protection homeowners insurance generated an underwriting loss of $451 million compared to $564 million of income in the prior year, reflecting the impact of increased catastrophe losses. Underlying margins remain strong, and policies in force increased.

Allstate Protection Homeowners Results
	As of or for the three months ended March 31,
($ in millions, except ratios)	2025	2024	% / pts Change
Premiums written	$3,453	$2,874	20.1%
Premiums earned	3,657	3,154	15.9%
Underwriting (loss) income	(451)	564	NM
Policies in force (in thousands)	7,549	7,364	2.5%
Recorded combined ratio	112.3	82.1	30.2
Catastrophe Losses	$1,824	$555	NM
Underlying combined ratio*	62.4	65.5	(3.1)

◦Written premiums and earned premiums increased by 20.1% and 15.9% compared to the prior year quarter, respectively. The increase was driven by higher average premium and policies in force growth of 2.5%.

◦A 15.6% increase in Allstate brand homeowners insurance average gross written premium compared to the prior year quarter was due to approved rate increases and inflation in insured home replacement costs.

◦Gross catastrophe losses of $2.8 billion in the quarter, mostly attributed to California wildfires and March wind events, were offset by $1.0 billion of recoveries from the comprehensive reinsurance program that reduces capital requirements by lowering earnings volatility. Net losses of $1.8 billion were $1.3 billion greater than the prior year.

◦The recorded homeowners insurance combined ratio of 112.3 was 30.2 points above the first quarter of 2024, reflecting increased catastrophe losses, partially offset by favorable underlying loss performance. The underlying combined ratio* of 62.4 decreased by 3.1 points compared to the prior year quarter.

Exhibit 99.1
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•Protection Services provides protection solutions and services through five businesses that include embedded Allstate branded offerings in non-insurance purchases. Revenues increased to $860 million in the first quarter of 2025, 14.2% higher than the prior year quarter, primarily due to Allstate Protection Plans and Arity. Adjusted net income of $55 million increased by $1 million compared to the prior year quarter.

Protection Services Results
	Three months ended March 31,
($ in millions)	2025	2024	% / $ Change
Total revenues (1)	$860	$753	14.2%
Allstate Protection Plans	540	464	16.4
Allstate Dealer Services	146	146	—
Allstate Roadside	55	66	(16.7)
Arity	79	39	102.6
Allstate Identity Protection	40	38	5.3
Adjusted net income	$55	$54	$1
Allstate Protection Plans	45	40	5
Allstate Dealer Services	4	6	(2)
Allstate Roadside	11	11	—
Arity	(6)	(4)	(2)
Allstate Identity Protection	1	1	—
(1)Excludes net gains and losses on investments and derivatives.

◦Allstate Protection Plans continued to grow by expanding distribution relationships and product offerings. Revenue of $540 million increased $76 million, or 16.4%, compared to the prior year quarter reflecting international and domestic growth. Adjusted net income of $45 million in the first quarter of 2025 was $5 million higher than the prior year quarter.

◦Allstate Dealer Services generated revenue of $146 million and adjusted net income of $4 million, a slight decline compared to $6 million in the prior year quarter due to higher loss costs, partially offset by lower underlying operating expenses.

◦Allstate Roadside revenue of $55 million in the first quarter of 2025 decreased 16.7% compared to the prior year quarter reflecting the exit from a large unprofitable customer relationship. Adjusted net income of $11 million was unchanged compared to the prior year quarter.

◦Arity revenue of $79 million increased $40 million compared to the prior year quarter, due to increased lead sales. Adjusted net loss of $6 million in the first quarter of 2025 compared to a $4 million loss in the prior year reflecting investments in growth.

◦Allstate Identity Protection revenue of $40 million in the first quarter of 2025 increased 5.3% compared to the prior year quarter reflecting unit growth in the employee benefit channel. Adjusted net income of $1 million in the first quarter of 2025 was unchanged compared to the prior year quarter.

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•Allstate Health and Benefits
◦The sale of the Employer Voluntary Benefits business closed on April 1, 2025, generating a financial book gain of approximately $625 million that will be recorded in the second quarter of 2025. Operating results were reported in the Health and Benefits segment, and the assets and liabilities of the business are classified as held for sale for the first quarter.

◦The assets and liabilities of the Group Health business are classified as held for sale. The financial operating results of the Group Health business will continue to be reported as part of net income until the transaction closes.

Exhibit 99.1
◦Premiums and contract charges for health and benefits increased 1.9%, or $9 million, compared to the prior year quarter primarily due to growth in Individual Health and Group Health, partially offset by a decline in Employer Voluntary Benefits.
◦Adjusted net income of $30 million in the first quarter was $26 million lower than prior year quarter attributable to increased benefit utilization in the Group Health and Individual Health businesses.

Allstate Health and Benefits Results
	Three months ended March 31,
($ in millions)	2025	2024	% Change
Premiums and contract charges	$487	$478	1.9%
Employer voluntary benefits	243	248	(2.0)
Group health	124	118	5.1
Individual health	120	112	7.1
Adjusted net income	$30	$56	(46.4)%
Employer voluntary benefits	22	17	29.4
Group health	12	28	(57.1)
Individual health	(4)	11	(136.4)

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•Allstate Investments uses a proactive approach to balancing risk and returns for the $74.1 billion portfolio. Net investment income of $854 million in the first quarter of 2025, increased by $90 million from the prior year quarter due to portfolio growth and repositioning into higher yielding fixed income securities.

Allstate Investment Results
	Three months ended March 31,
($ in millions, except ratios)	2025	2024	$ / pts Change
Net investment income	$854	$764	$90
Market-based (1)	719	626	93
Performance-based (1)	196	201	(5)
Net gains (losses) on investments and derivatives	$(349)	$(164)	$(185)
Change in unrealized net capital gains and losses, pre-tax (2)	$540	$(273)	$813
Total return on investment portfolio (2)	1.4%	0.5%	0.9
Total return on investment portfolio (2) (trailing twelve months)	4.7%	4.8%	(0.1)
(1)Investment expenses are not allocated between market-based and performance-based portfolios with the exception of investee level expenses.
(2)Includes investments held for sale.

◦Market-based investment income was $719 million in the first quarter of 2025, an increase of $93 million, or 14.9%, compared to the prior year quarter, reflecting increased asset balances and higher yields in the $63.5 billion market-based portfolio. Public common equity holdings, excluding funds with underlying investments in fixed income securities, were $3.2 billion on March 31, below strategic asset allocation targets.

◦Performance-based investment income totaled $196 million in the first quarter of 2025, a decrease of $5 million compared to the prior year quarter reflecting lower private equity valuation increases, offset by higher real estate investment results. The portfolio allocation to performance-based assets provides a diversifying source of higher long-term returns, and volatility in reported results is expected.

◦Net losses on investments and derivatives were $349 million in the first quarter of 2025, compared to losses of $164 million in the prior year quarter. Net losses in the first quarter of 2025 were driven by losses on the sales of fixed income securities, valuation declines on equity investments and credit losses, including $67 million related to the Reciprocal Exchanges.

◦Unrealized net capital losses totaled $443 million (pre-tax) as of March 31, a $540 million improvement to the prior year end as lower interest rates resulted in higher fixed income valuations.

◦Total return on the investment portfolio was 1.4% for the first quarter of 2025 and 4.7% for the latest twelve months.

Exhibit 99.1
Proactive Capital Management
“Allstate’s performance this quarter demonstrates operational excellence and a balance of risk and return that provides stability for customers and shareholders,” said Jess Merten, Chief Financial Officer. “Completion of the Employer Voluntary Benefits business sale and the agreement to sell the Group Health business will improve the growth opportunities of these businesses and creates value for Allstate shareholders. We continue to proactively manage capital, as evidenced by our previously announced $1.5 billion share repurchase program and quarterly dividend increase to $1.00 per common share.”

Visit www.allstateinvestors.com for additional information about Allstate’s results, including a webcast of its quarterly conference call and the call presentation. The conference call will be at 9 a.m. ET on Thursday, May 1. Financial information, including material announcements about The Allstate Corporation, is routinely posted on www.allstateinvestors.com.

Forward-Looking Statements
This news release contains “forward-looking statements” that anticipate results based on our estimates, assumptions and plans that are subject to uncertainty. These statements are made subject to the safe-harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements do not relate strictly to historical or current facts and may be identified by their use of words like “plans,” “seeks,” “expects,” “will,” “should,” “anticipates,” “estimates,” “intends,” “believes,” “likely,” “targets” and other words with similar meanings. We believe these statements are based on reasonable estimates, assumptions and plans. However, if the estimates, assumptions or plans underlying the forward-looking statements prove inaccurate or if other risks or uncertainties arise, actual results could differ materially from those communicated in these forward-looking statements. Factors that could cause actual results to differ materially from those expressed in, or implied by, the forward-looking statements may be found in our filings with the U.S. Securities and Exchange Commission, including the “Risk Factors” section in our most recent annual report on Form 10-K. Forward-looking statements are as of the date on which they are made, and we assume no obligation to update or revise any forward-looking statement.

THE ALLSTATE CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF FINANCIAL POSITION (UNAUDITED)

($ in millions, except par value data)	March 31, 2025	December 31, 2024
Assets
Investments
Fixed income securities, at fair value (amortized cost, net $52,340 and $53,616)	$51,993	$52,747
Equity securities, at fair value (cost $4,392 and $4,329)	4,465	4,463
Mortgage loans, net	770	784
Limited partnership interests	9,380	9,255
Short-term, at fair value (amortized cost $6,544 and $4,539)	6,541	4,537
Other investments, net	901	824
Total investments	74,050	72,610
Cash	840	704
Premium installment receivables, net	11,053	10,614
Deferred policy acquisition costs	5,787	5,773
Reinsurance and indemnification recoverables, net	10,091	8,924
Accrued investment income	614	615
Deferred income taxes	229	231
Property and equipment, net	632	669
Goodwill	3,115	3,245
Other assets, net	4,964	5,140
Assets held for sale	3,786	3,092
Total assets	$115,161	$111,617
Liabilities
Reserve for property and casualty insurance claims and claims expense	$43,835	$41,917
Reserve for future policy benefits	86	269
Unearned premiums	27,167	26,909
Claim payments outstanding	1,659	1,567
Other liabilities and accrued expenses	9,901	9,390
Debt	8,086	8,085
Liabilities held for sale	2,375	2,113
Total liabilities	93,109	90,250
Equity
Preferred stock and additional capital paid-in, $1 par value, 25 million shares authorized, 82.0 thousand shares issued and outstanding, $2,050 aggregate liquidation preference	2,001	2,001
Common stock, $.01 par value, 2.0 billion shares authorized and 900 million issued, 265 million shares outstanding	9	9
Additional capital paid-in	4,048	4,029
Retained income	53,586	53,288
Treasury stock, at cost (635 million shares)	(37,080)	(36,996)
Accumulated other comprehensive income (loss):
Unrealized net capital gains and losses	(351)	(771)
Unrealized foreign currency translation adjustments	(190)	(145)
Unamortized pension and other postretirement prior service credit	11	11
Discount rate for reserve for future policy benefits	21	16
Total accumulated other comprehensive loss	(509)	(889)
Total Allstate shareholders’ equity	22,055	21,442
Noncontrolling interest	(3)	(75)
Total equity	22,052	21,367
Total liabilities and equity	$115,161	$111,617

THE ALLSTATE CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)

($ in millions, except per share data)	Three months ended March 31,
	2025	2024

Revenues
Property and casualty insurance premiums	$14,698	$13,512
Accident and health insurance premiums and contract charges	487	478
Other revenue	762	669
Net investment income	854	764
Net gains (losses) on investments and derivatives	(349)	(164)
Total revenues	16,452	15,259

Costs and expenses
Property and casualty insurance claims and claims expense	10,815	9,501
Accident, health and other policy benefits	333	296
Amortization of deferred policy acquisition costs	2,087	1,939
Operating costs and expenses	2,245	1,885
Pension and other postretirement remeasurement (gains) losses	78	(2)
Restructuring and related charges	16	10
Amortization of purchased intangibles	59	69
Interest expense	100	97
Total costs and expenses	15,733	13,795

Income from operations before income tax expense	719	1,464

Income tax expense	123	266

Net income	596	1,198

Less: Net income (loss) attributable to noncontrolling interest	1	(20)

Net income attributable to Allstate	595	1,218

Less: Preferred stock dividends	29	29

Net income applicable to common shareholders	$566	$1,189

Earnings per common share:
Net income applicable to common shareholders per common share - Basic	$2.13	$4.51
Weighted average common shares - Basic	265.3	263.5
Net income applicable to common shareholders per common share - Diluted	$2.11	$4.46
Weighted average common shares - Diluted	268.8	266.5

Definitions of Non-GAAP Measures
We believe that investors’ understanding of Allstate’s performance is enhanced by our disclosure of the following non-GAAP measures. Our methods for calculating these measures may differ from those used by other companies and therefore comparability may be limited.
Adjusted net income (loss) is net income (loss) applicable to common shareholders, excluding:
◦Net gains and losses on investments and derivatives
◦Pension and other postretirement remeasurement gains and losses
◦Amortization or impairment of purchased intangibles
◦Gain or loss on disposition
◦Adjustments for other significant non-recurring, infrequent or unusual items, when (a) the nature of the charge or gain is such that it is reasonably unlikely to recur within two years, or (b) there has been no similar charge or gain within the prior two years
◦Related income tax expense or benefit of these items
Net income (loss) applicable to common shareholders is the GAAP measure that is most directly comparable to adjusted net income.
We use adjusted net income as an important measure to evaluate our results of operations. We believe that the measure provides investors with a valuable measure of the Company’s ongoing performance because it reveals trends in our insurance and financial services business that may be obscured by the net effect of net gains and losses on investments and derivatives, pension and other postretirement remeasurement gains and losses, amortization or impairment of purchased intangibles, gain or loss on disposition and adjustments for other significant non-recurring, infrequent or unusual items and the related tax expense or benefit of these items. Net gains and losses on investments and derivatives, and pension and other postretirement remeasurement gains and losses may vary significantly between periods and are generally driven by business decisions and external economic developments such as capital market conditions, the timing of which is unrelated to the insurance underwriting process. Gain or loss on disposition is excluded because it is non-recurring in nature and the amortization or impairment of purchased intangibles is excluded because it relates to the acquisition purchase price and is not indicative of our underlying business results or trends. Non-recurring items are excluded because, by their nature, they are not indicative of our business or economic trends. Accordingly, adjusted net income excludes the effect of items that tend to be highly variable from period to period and highlights the results from ongoing operations and the underlying profitability of our business. A byproduct of excluding these items to determine adjusted net income is the transparency and understanding of their significance to net income variability and profitability while recognizing these or similar items may recur in subsequent periods. Adjusted net income is used by management along with the other components of net income (loss) applicable to common shareholders to assess our performance. We use adjusted measures of adjusted net income in incentive compensation. Therefore, we believe it is useful for investors to evaluate net income (loss) applicable to common shareholders, adjusted net income and their components separately and in the aggregate when reviewing and evaluating our performance. We note that investors, financial analysts, financial and business media organizations and rating agencies utilize adjusted net income results in their evaluation of our and our industry’s financial performance and in their investment decisions, recommendations and communications as it represents a reliable, representative and consistent measurement of the industry and the Company and management’s performance. We note that the price to earnings multiple commonly used by insurance investors as a forward-looking valuation technique uses adjusted net income as the denominator. Adjusted net income should not be considered a substitute for net income (loss) applicable to common shareholders and does not reflect the overall profitability of our business.
The following tables reconcile net income (loss) applicable to common shareholders and adjusted net income (loss). Taxes on adjustments to reconcile net income (loss) applicable to common shareholders and adjusted net income (loss) generally use a 21% effective tax rate.

($ in millions, except per share data)	Three months ended March 31,
	2025	2024	2025	2024
	Consolidated		Per diluted common share
Net income applicable to common shareholders	$566	$1,189	$2.11	$4.46
Net (gains) losses on investments and derivatives	349	164	1.30	0.62
Pension and other postretirement remeasurement (gains) losses	78	(2)	0.29	(0.01)
Amortization of purchased intangibles	59	69	0.22	0.26
(Gain) loss on disposition	—	(4)	—	(0.02)
Income tax expense (benefit)	(103)	(49)	(0.39)	(0.18)
Adjusted net income *	$949	$1,367	$3.53	$5.13

Adjusted net income (loss) return on Allstate common shareholders’ equity is a ratio that uses a non-GAAP measure. It is calculated by dividing the rolling 12-month adjusted net income by the average of Allstate common shareholders’ equity at the beginning and at the end of the 12-months, after excluding the effect of unrealized net capital gains and losses. Return on Allstate common shareholders’ equity is the most directly comparable GAAP measure. We use adjusted net income as the numerator for the same reasons we use adjusted net income, as discussed previously. We use average Allstate common shareholders’ equity excluding the effect of unrealized net capital gains and losses for the denominator as a representation of common shareholders’ equity primarily applicable to Allstate's earned and realized business operations because it eliminates the effect of items that are unrealized and vary significantly between periods due to external economic developments such as capital market conditions like changes in interest rates, the amount and timing of which are unrelated to the insurance underwriting process. We use it to supplement our evaluation of net income (loss) applicable to common shareholders and return on Allstate common shareholders’ equity because it excludes the effect of items that tend to be highly variable from period to period. We believe that this measure is useful to investors and that it provides a valuable tool for investors when considered along with return on Allstate common shareholders’ equity because it eliminates the after-tax effects of realized and unrealized net capital gains and losses that can fluctuate significantly from period to period and that are driven by economic developments, the magnitude and timing of which are generally not influenced by management. In addition, it eliminates non-recurring items that are not indicative of our ongoing business or economic trends. A byproduct of excluding the items noted above to determine adjusted net income return on Allstate common shareholders’ equity from return on Allstate common shareholders’ equity is the transparency and understanding of their significance to return on common shareholders’ equity variability and profitability while recognizing these or similar items may recur in subsequent periods. We use adjusted measures of adjusted net income return on Allstate common shareholders’ equity in incentive compensation. Therefore, we believe it is useful for investors to have adjusted net income return on Allstate common shareholders’ equity and return on Allstate common shareholders’ equity when evaluating our performance. We note that investors, financial analysts, financial and business media organizations and rating agencies utilize adjusted net income return on common shareholders’ equity results in their evaluation of our and our industry’s financial performance and in their investment decisions, recommendations and communications as it represents a reliable, representative and consistent measurement of the industry and the company and management’s utilization of capital. We also provide it to facilitate a comparison to our long-term adjusted net income return on Allstate common shareholders’ equity goal. Adjusted net income return on Allstate common shareholders’ equity should not be considered a substitute for return on Allstate common shareholders’ equity and does not reflect the overall profitability of our business.
The following tables reconcile return on Allstate common shareholders’ equity and adjusted net income (loss) return on Allstate common shareholders’ equity.

($ in millions)	For the twelve months ended March 31,
	2025	2024
Return on Allstate common shareholders’ equity
Numerator:
Net income applicable to common shareholders	$3,927	$1,219
Denominator:
Beginning Allstate common shareholders’ equity	$16,638	$15,524
Ending Allstate common shareholders’ equity (1)	20,054	16,638
Average Allstate common shareholders’ equity	$18,346	$16,081
Return on Allstate common shareholders’ equity	21.4%	7.6%

($ in millions)	For the twelve months ended March 31,
	2025	2024
Adjusted net income return on Allstate common shareholders’ equity
Numerator:
Adjusted net income *	$4,488	$1,960

Denominator:
Beginning Allstate common shareholders’ equity	$16,638	$15,524
Less: Unrealized net capital gains and losses	(819)	(1,573)
Adjusted beginning Allstate common shareholders’ equity	17,457	17,097

Ending Allstate common shareholders’ equity (1)	20,054	16,638
Less: Unrealized net capital gains and losses	(351)	(819)
Adjusted ending Allstate common shareholders’ equity	20,405	17,457
Average adjusted Allstate common shareholders’ equity	$18,931	$17,277
Adjusted net income return on Allstate common shareholders’ equity *	23.7%	11.3%
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(1) Excludes equity related to preferred stock of $2,001 million for both periods shown.

Combined ratio excluding the effect of catastrophes, prior year reserve reestimates and amortization or impairment of purchased intangibles (“underlying combined ratio”) is a non-GAAP ratio, which is computed as the difference between four GAAP operating ratios: the combined ratio, the effect of catastrophes on the combined ratio, the effect of prior year non-catastrophe reserve reestimates on the combined ratio, and the effect of amortization or impairment of purchased intangibles on the combined ratio. We believe that this ratio is useful to investors, and it is used by management to reveal the trends in our Property-Liability business that may be obscured by catastrophe losses, prior year reserve reestimates and amortization or impairment of purchased intangibles. Catastrophe losses cause our loss trends to vary significantly between periods as a result of their incidence of occurrence and magnitude, and can have a significant impact on the combined ratio. Prior year reserve reestimates are caused by unexpected loss development on historical reserves, which could increase or decrease current year net income. Amortization or impairment of purchased intangibles relates to the acquisition purchase price and is not indicative of our underlying insurance business results or trends. We believe it is useful for investors to evaluate these components separately and in the aggregate when reviewing our underwriting performance. The most directly comparable GAAP measure is the combined ratio. The underlying combined ratio should not be considered a substitute for the combined ratio and does not reflect the overall underwriting profitability of our business.
The following tables reconcile the respective combined ratio to the underlying combined ratio. Underwriting margin is calculated as 100% minus the combined ratio.

Property-Liability	Three months ended March 31,
	2025	2024
Combined ratio	97.4	93.0
Effect of catastrophe losses	(15.7)	(5.7)
Effect of prior year non-catastrophe reserve reestimates	1.7	(0.1)
Effect of amortization of purchased intangibles	(0.3)	(0.3)
Underlying combined ratio*	83.1	86.9

Effect of prior year catastrophe reserve reestimates	(0.1)	(1.3)

Allstate Protection - Auto Insurance	Three months ended March 31,
	2025	2024
Combined ratio	91.3	96.0
Effect of catastrophe losses	(2.2)	(1.2)
Effect of prior year non-catastrophe reserve reestimates	2.5	0.7
Effect of amortization of purchased intangibles	(0.4)	(0.4)
Underlying combined ratio*	91.2	95.1

Effect of prior year catastrophe reserve reestimates	(0.1)	(0.1)

Allstate Protection - Homeowners Insurance	Three months ended March 31,
	2025	2024
Combined ratio	112.3	82.1
Effect of catastrophe losses	(49.9)	(17.6)
Effect of prior year non-catastrophe reserve reestimates	0.2	1.3
Effect of amortization of purchased intangibles	(0.2)	(0.3)
Underlying combined ratio*	62.4	65.5

Effect of prior year catastrophe reserve reestimates	—	(4.7)

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